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                                                                     EXHIBIT 5.f

                            MARKET STREET FUND, INC.

                              MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT ("Agreement") is made this ____ day of April, 1998 and will be effective as of May 1, 1998, by and between Market Street Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Fund"), and Providentmutual Investment Management Company (the "Manager"), a corporation organized and existing under the laws of the state of Pennsylvania.

                                    RECITALS

1. The Fund is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), that currently consists of eleven investment portfolios (each, a "Portfolio"), each such Portfolio having its own investment objective(s).

2. The Fund issues a separate series of shares of stock for each Portfolio, which shares represent fractional undivided interests in the Portfolio.

3. The Manager is engaged principally in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

4. The Fund desires to retain the Manager to provide or to arrange to provide overall management of the Fund in connection with four Portfolios, including, but not limited to, investment advisory, accounting, and administrative services, in the manner and on the terms and conditions set forth in this Agreement. The four Portfolios are: Allpro Large Cap Growth Portfolio, Allpro Small Cap Growth Portfolio, Allpro Large Cap Value Portfolio and Allpro Small Cap Value Portfolio (together, the "Allpro Portfolios").

5. The Manager is willing to provide or to arrange to provide, investment advisory, accounting, and administrative services to the Fund and each of the foregoing Portfolios on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Manager hereby agree as follows:
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                                    ARTICLE I
                              Duties of the Manager

         The Fund hereby engages the Manager to act as the Fund's manager to provide or to arrange to provide directly or through third parties, investment advisory, accounting, and administrative services to each Allpro Portfolio and to any additional similar portfolios that the Fund may establish in the future; and to provide or to arrange to provide the above services subject to the supervision of the board of directors of the Fund (the "Board"), for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange to provide, such investment advisory and management services, and to assume the obligations set forth in this Agreement for the compensation provided for herein. Subject to the provisions of the 1940 Act and the Advisers Act, the Manager may retain any affiliated or unaffiliated parties including, but not limited to, investment adviser(s) and/or investment sub-adviser(s), administrators, and accountant(s) to perform any or all of the services set forth in this Agreement.

         The Manager, its affiliates and any investment adviser(s), sub-adviser(s), administrator(s), accountant(s), or other parties performing services for the Manager shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or an Allpro Portfolio in any way or otherwise be deemed agents of the Fund or an Allpro Portfolio.

         The Manager shall, for purposes of this Agreement, have and exercise full investment discretion and authority to act as agent for the Fund in buying, selling or otherwise disposing of or managing the Allpro Portfolios' investments, directly or through sub-advisers, subject to supervision by the Board.

         The Manager and any other party performing services covered by this Agreement (each such party is hereafter referred to as a "Service Provider") shall be subject to: (1) the restrictions of the articles of incorporation and bylaws of the Fund, as amended from time to time; (2) the provisions of the 1940 Act and the Advisers Act; (3) the statements relating to the Allpro Portfolios' investment objectives, investment policies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Fund (the "registration statement") under the Securities Act of 1933, as amended (the "1933 Act"); and (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

         (a) Investment Advisory Services. The Manager shall provide the Allpro Portfolios directly or through sub-advisers with such investment research, advice and supervision as the Fund may from time to time consider necessary for the proper management of the assets of each Allpro Portfolio, shall furnish continuously an investment program for each Allpro Portfolio, shall determine from time to time which securities or other investments shall be purchased, sold or exchanged and what portions of each Allpro Portfolio shall be held in the various securities or other investments or cash, and shall take such steps as are necessary to implement an overall


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investment plan for each Allpro Portfolio, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments.

         The Fund has furnished or will furnish the Manager (who is authorized to furnish any Service Provider) with copies of the Fund's registration statement, the Fund's articles of incorporation and bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the Manager with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Manager and any Service Providers will be entitled to rely on all documents furnished by the Fund.

         The Manager represents that in performing investment advisory services for each Allpro Portfolio, the Manager shall make every effort to ensure that:
(1) each Allpro Portfolio continuously qualifies as a regulated investment company under Subchapter M of the Code or any successor provision; and (2) each Allpro Portfolio meets the requirements of Section 817(h) of the Code or any successor provision. Except as instructed by the Board, the Manager shall also make decisions for the Fund as to the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund's securities shall be exercised. If the Board at any time makes any determination as to investment policy and notifies the Manager of such determination, the Manager shall be bound by such determination for the period, if any, specified in the notice or until similarly notified that such determination has been revoked.

         The Manager shall take, on behalf of each Allpro Portfolio, all actions which it deems necessary to implement the investment policies of such Portfolio, and in particular, to place all orders for the purchase or sale of portfolio investments for the account of each such Portfolio with brokers, dealers, futures commission merchants or banks selected by the Manager. The Manager also is authorized as the agent of the Fund to give instructions to any Service Provider serving as custodian of the Fund as to deliveries of securities and payments of cash for the account of each Allpro Portfolio. In selecting brokers or dealers and placing purchase and sale orders with respect to assets of the Allpro Portfolios, the Manager is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the current registration statement. Subject to this requirement and the provisions of the Act, the Advisers Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and other applicable provisions of law, the Manager may select brokers or dealers that are affiliated with the Manager or the Fund.

         In addition to seeking the best price and execution, the Manager may also take into consideration research and statistical information, wire, quotation and other services provided by brokers and dealers to the Manager. The Manager is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage, research and other services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to each Allpro Portfolio. The policies with respect to brokerage allocation, determined


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from time to time by the Board are those disclosed in the currently effective registration statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Manager will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Manager in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

         As part of carrying out its obligations to manage the investment and reinvestment of the assets of each Allpro Portfolio consistent with the requirements under the 1940 Act, the Manager shall:

         (1) Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Allpro Portfolio as set forth in the Fund's registration statement;

         (2) Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Allpro Portfolio for approval, modification, or rejection by the Board;

         (3) Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

         (4) Take such steps as are necessary to implement any overall investment strategies approved by the Board for each Allpro Portfolio, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

         (5) Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Allpro Portfolio including furnishing, within 60 days after the end of each calendar quarter, a statement of investment performance for the period since the last report and a schedule of investments and other assets of each Allpro Portfolio as of the end of the quarter;

         (6) Maintain all required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for each Allpro Portfolio;


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         (7)      Furnish any personnel, office space, equipment and other
                  facilities necessary for the operation of each Allpro Portfolio as contemplated in this Agreement;


         (8) Provide the Fund with such accounting or other data concerning the Fund's investment activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the Securities and Exchange Commission ("SEC") and any other regulatory entity;

         (9) Assist in determining each business day the net asset value of the shares of each Allpro Portfolio in accordance with applicable law; and

         (10) Enter into any written investment advisory or investment sub-advisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of the Manager's responsibilities (as specified in such investment advisory or investment sub-advisory contract) listed above.

         (b) General Management Services. The Manager shall provide or arrange to provide all accounting, and administrative services necessary for the operation of the Fund. The Manager shall provide office space, equipment, facilities, and such other services as it, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Manager shall also be responsible for performance of various administrative functions of the Fund including:

         (1) The calculation of the net asset value and daily income of each Allpro Portfolio and the net asset value per share at such times and in such manner as specified in the Fund's current registration statement and at such other times upon which the parties hereto may from time to time agree;

         (2) Computation of each Allpro Portfolio's yields and total returns;

         (3) Schedule, plan agendas for and conduct meetings of the Board and shareholders;

         (4)      Coordinate the efforts of the Fund's counsel and auditors;

         (5) Prepare and distribute all required reports, proxy materials and other communications with shareholders;


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         (6)      Prepare and file tax returns, reports, registration statements and other required documents with the Internal Revenue Service and the SEC and other appropriate government agencies;

         (7) The creation and maintenance of such records relating to the business of the Fund as the Fund may from time to time reasonably request not otherwise maintained by the Fund's custodian, transfer agent, accounting services agent or sub-advisers;.

         (8) Provide clerical, secretarial and bookkeeping services, office supplies, office space, and related services (including telephone and other utility services); and

         (9) Monitor state and federal law as it may apply to the Fund or the Allpro Portfolios.

         The Manager may contract with qualified Service Providers for the provision of any of the services necessary for the operation of the Fund as described in this Section (b). Where the Manager engages separate Service Providers, the Manager shall also, on behalf of the Fund, coordinate the activities of such Service Providers, as well as other agents, attorneys, brokers and dealers, insurers, sub-advisers and such other persons in any such other capacity deemed to be necessary or desirable. The Manager shall make reports to the Board of its performance hereunder and shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Board or the Manager shall consider desirable.

                                   ARTICLE II
                       Allocation of Charges and Expenses

         (a) The Manager. The Manager assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide the office space, equipment and facilities that it is obligated to provide under this Agreement, and shall pay all compensation of officers of the Fund and all directors of the Fund who are affiliated persons of the Manager, except as otherwise specified in this Agreement.

         (b) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxy materials, shareholder reports and prospectuses (except to the extent that such prospectuses and shareholder reports are used in connection with the sale and distribution of the Fund's shares), custody and transfer agency fees, expenses of redeeming shares, SEC fees, expenses of registering the Fund's shares under state of federal laws, fees and actual out-of-pocket expenses of directors who are not interested persons of the Fund, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage


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expenses, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by an Allpro Portfolio or the Fund.

                                   ARTICLE III
                           Compensation of the Manager

         For the services rendered, the facilities furnished and expenses assumed by the Manager, the Fund shall pay to the Manager at the end of each calendar month a fee calculated as a percentage of the average value of the net assets each day for each Allpro Portfolio during that month at the following annual rates:

         Allpro Large Cap Growth Portfolio                      0.__%
         Allpro Small Cap Growth Portfolio                      0.__%
         Allpro Large Cap Value Portfolio                       0.__%
         Allpro Small Cap Value Portfolio                       0.__%

         The Manager's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of each Allpro Portfolio shall be determined in the manner and on the dates set forth in the articles of incorporation of the Fund or the current registration statement of the Fund and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

         In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

         During any period when the determination of net asset value is suspended, the net asset value of a Allpro Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                   ARTICLE IV
                     Limitation of Liability of the Manager

         The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for (a) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (b) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.


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                                    ARTICLE V
                            Activities of the Manager

         The services of the Manager are not deemed to be exclusive, and the Manager is free to render services to others, so long as the Manager's services under this Agreement are not impaired. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested persons of the Manager, as directors, officers, employees and shareholders or otherwise, and that directors, officers, employees and shareholders of the Manager are or may become similarly interested persons of the Fund, and that the Manager may become interested in the Fund as a shareholder or otherwise.

         It is agreed that the Manager may use any supplemental investment research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts. The Manager or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Manager or other entities advised by the Manager will be considered by and may be useful to the Manager in carrying out its obligations to the Fund.

         Securities or other investments held by an Allpro Portfolio of the Fund may also be held by separate investment accounts or other mutual funds for which the Manager may act as an investment adviser or by the Manager or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Manager or its affiliates for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for an Allpro Portfolio or other entities for which the Manager or its affiliates act as investment adviser or for their advisory clients arise for consideration at or about the same time, the Fund agrees that the Manager may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Manager during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Fund recognizes that there may be an adverse effect on price.

         It is agreed that, on occasions when the Manager deems the purchase or sale of a security to be in the best interest of an Allpro Portfolio as well as other accounts or mutual funds, it may, to the extent permitted by applicable laws or regulations, but will not be obligated to, aggregate the securities to be sold or purchased for other accounts or companies in order to obtain favorable execution and lower brokerage commissions or prices. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in accordance with any written procedures maintained by the Manager or, if there are no such written procedures, in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other accounts or companies. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for an Allpro Portfolio.


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                                   ARTICLE VI
                                Books and Records

         The Manager hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 and Rule 2a-7 under the 1940 Act, all records relating to the an Allpro Portfolio's investments that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 and Rule 2a-7 of the 1940 Act.

         The Manager agrees that all books and records which it or any other Service Provider maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such books, records or information upon the Fund's request. All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at the Manager's offices. The Fund or its authorized representative shall have the right to copy any records in the possession of the Manager or a Service Provider that pertain to the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Fund free from any claim or assertion of rights by the Manager.

         The Manager further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Fund has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

                                   ARTICLE VII
                   Duration and Termination of this Agreement

         This Agreement shall not become effective unless and until it is approved by the Board, including a majority of directors who are not parties to this Agreement or interested persons of any such party, and by the vote of a majority of the outstanding voting shares of each Allpro Portfolio of the Fund. This Agreement shall come into full force and effect on the date which it is so approved, provided that it shall not become effective as to any subsequently created similar Portfolio until it has been approved by the Board specifically for such Portfolio. As to each Allpro Portfolio, the Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Allpro Portfolio at least annually by (1) the Board, or by the vote of a majority of the outstanding shares of the series representing an interest in the Portfolio; and
(2) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


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         This Agreement may be terminated at any time as to any Allpro Portfolio or to all the Allpro Portfolios, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding series of shares representing an interest in the applicable Allpro Portfolio, or by the Manager, on 60 days written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Allpro Portfolios, or if a different adviser is appointed with respect to a new Allpro Portfolio, the Agreement shall remain in effect with respect to the remaining Allpro
Portfolios. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VIII
                          Amendments of this Agreement

         This Agreement may be amended as to each Allpro Portfolio by the parties only if such amendment is specifically approved by (a) the vote of a majority of the outstanding shares of the Portfolio, and (b) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE IX
                          Definitions of Certain Terms

         The terms "assignment," "affiliated person," and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding shares" an Allpro Portfolio means the lesser of (a) 67% or more of the shares of the class representing an interest in the Portfolio present at a meeting if the holders of more than 50% of such shares are present or represented by proxy, or (b) more than 50% of the shares of the class representing an interest in the Portfolio.

                                    ARTICLE X
                                  Governing Law

         This Agreement shall be construed in accordance with laws of the State of Maryland, and applicable provisions of the 1940 Act, the Advisers Act, and the 1934 Act.


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                                   ARTICLE XI
                                  Severability

         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                           Market Street Fund, Inc.


                                           By: _________________________________

                                           Title: ______________________________

ATTEST:


________________________________________

                                           PIMC


                                           By: _________________________________

                                           Title: ______________________________

ATTEST:


_________________________________________


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